Thor Announces Record Results For Second Quarter And First Six Months Of Fiscal 2017

- Record second-quarter sales of $1.59 billion up 62.9%

- Net income of $64.8 million for the quarter rose 45.0% compared to prior year

- Diluted EPS of $1.23 per share, up 44.7% compared to $0.85 per share in the prior year

- Consolidated Recreational Vehicle (RV) backlogs nearly doubled to $2.09 billion versus 2016 second quarter

- Early retail shows indicate a strong start to the calendar year, supported by continued demand from new consumers seeking affordable towable and motorized RVs

ELKHART, Ind., March 6, 2017 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced record second-quarter net income of $64.8 million, or $1.23 per diluted share, on record revenues of $1.59 billion for the second quarter ended January 31, 2017. Gross profit increased 42.3% to $211.7 million, though gross profit margins decreased to 13.3% in the second quarter compared to 15.3% in the prior-year period, due primarily to acquisition-related dilution. Net income increased 45.0% on sales growth of 62.9% when compared with the second quarter of last year. This strong growth was a combination of organic growth as well as the inclusion of results from Jayco. Diluted earnings per share for the fiscal 2017 second quarter increased 44.7% from the previous year.

"The second quarter marked another period of growth for Thor, as we experienced a positive start to the spring retail show season around the country," said Bob Martin, Thor President and CEO. "Growing demand from new consumers broadening our market has continued, with younger families increasingly buying more affordably priced travel trailers and smaller motorhomes. These positive trends give us confidence that Thor and the industry will outpace volumes achieved in 2016, which was the best year of wholesale RV shipments since the 1970s. We remain convinced that these trends will continue to drive industry growth in future periods, as we provide new consumers with positive experiences that prompt them to become lifelong RVers."

Mr. Martin added, "We increased production in the first half of fiscal 2017, which is typically a slower seasonal period, to respond to the high demand. We continue to make progress in expanding our production capacity, including expansion projects announced at Keystone, Jayco and Heartland, which should begin to ramp up over the remainder of fiscal 2017 and into fiscal 2018. The investments we are making in expanding our production facilities will position us well for long-term growth, which is a consistent focus of our strategic plan."

Towable RVs:

  Towable RV sales were $1.08 billion for the second quarter, up 55.0% from $698.3 million in the prior-year period.  Jayco contributed $294.1 million to towable sales, while the towable growth excluding the acquisition was 12.9%, driven primarily by strength in smaller, more affordably priced travel trailers.
  Towable RV income before tax was $78.0 million, up 47.0% from $53.1 million in the second quarter last year.  This increase was driven primarily by the increase in sales and modestly improved Selling General and Administrative (SG&A) expense as a percent of revenues, partially offset by increased amortization expense and lower gross margins associated with Jayco.
  Towable RV backlog increased $615.0 million, or 86.8%, to $1.32 billion, compared to $708.4 million at the end of the second quarter of fiscal 2016, reflecting the inclusion of Jayco's $414.9 million backlog as well as continued momentum in travel trailers.

Motorized RVs:

  Motorized RV sales were $475.0 million for the second quarter, up 95.6% from $242.9 million in the prior-year second quarter.  The increase in motorized RV sales was a result of continued strong growth in the more moderately priced gas Class A and Class C motorhomes, which have been well received by dealers and consumers.  Motorized revenues also benefited from the inclusion of Jayco's motorized revenues of $137.2 million.
  Motorized RV income before tax was $28.5 million, up 38.8% from $20.5 million last year, driven primarily by the growth in motorized sales and improved SG&A expense as a percent of revenues, partially offset by increased amortization expense and lower gross margins associated with Jayco.
  Motorized RV backlog nearly doubled to $766.9 million from $396.8 million a year earlier, reflecting the inclusion of Jayco's $138.1 million motorized backlog as well as strong, continued demand for smaller gas Class A and Class C motorhomes.

"With the strong operating performance during the quarter, we saw an increase in working capital which was driven by two main components. First, inventory levels have increased with most of our production facilities operating near capacity and with the recent capacity expansions made at a number of our subsidiaries. Second, accounts receivable, which turn very quickly, grew with the increase in sales and the timing of sales near the end of the quarter," said Colleen Zuhl, Thor Senior Vice President and CFO. "As expected, we also invested approximately $25 million in capital projects and reduced the balance on our revolving credit facility by $15 million during the second quarter. At January 31st, we held $134.7 million of cash and $325.0 million was outstanding under the debt agreement. For the second half of the fiscal year, we expect to continue investing in additional production capacity to meet the robust demand for our products. Total capital investments for the fiscal year are forecast to be approximately $130 million as we expect to invest approximately $80 million in additional capital projects during the remainder of the fiscal year."

Acquisition Impact:

  For the second quarter, Jayco contributed approximately $431.3 million in sales and $38.1 million in gross profit.
  Interest expense and amortization of debt issuance costs for the quarter were approximately $2.2 million.
  Results for the quarter were also affected by the increase in amortization of intangibles.  Total amortization for the quarter attributable to the Jayco acquisition amounted to $10.0 million.

"We remain very optimistic regarding Thor's prospects as we see healthy demand for our products among dealers and consumers, including a growing segment of consumers that are just starting to experience the RV lifestyle," said Peter B. Orthwein, Thor Executive Chairman. "With record attendance at many of the largest consumer RV shows in the early part of calendar 2017, many in our industry are optimistic about the prospects for continued growth. For Thor, our team will continue to focus on the factors that have made us successful over the long term – providing the innovative products and service that dealers and consumers value, while maintaining a long-term, strategic focus on investing for the future."

Investor Questions and Answers:

Thor announced that it has provided a detailed list of investor questions and answers relating to quarterly results and other topics that are posted on the Investor Relations section of its website at www.thorindustries.com.

About Thor Industries, Inc.

Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

This release includes certain statements that are "forward looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor Industries, Inc., and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations, raw material or chassis supply restrictions, legislative, regulatory and tax policy developments, the impact of rising interest rates on our operating results, the costs of compliance with increased governmental regulation, legal and compliance issues including those that may arise in conjunction with recent transactions, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations and the potential economic impact of rising interest rates on the general economy, restrictive lending practices, management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the potential loss of existing customers of acquisitions, the integration of new acquisitions, our ability to retain key management personnel of acquired companies, the loss or reduction of sales to key dealers, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, the impact of potential losses under repurchase agreements, the potential impact of the strengthening U.S. dollar on international demand, general economic, market and political conditions and the other risks and uncertainties discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2016 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ending January 31, 2017.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE 3 AND 6 MONTHS ENDED JANUARY 31, 2017 and 2016
($000's except share and per share data) (Unaudited)

	3 MONTHS ENDED JANUARY 31,				6 MONTHS ENDED JANUARY 31,
	2017	% Net Sales (1)	2016	% Net Sales (1)	2017	% Net Sales (1)	2016	% Net Sales (1)

Net sales	$1,588,525		$ 975,071		$3,297,056		$2,005,422

Gross profit	$ 211,702	13.3%	$ 148,822	15.3%	$ 448,454	13.6%	$ 301,038	15.0%

Selling, general and administrative expenses	96,969	6.1%	67,366	6.9%	199,279	6.0%	135,820	6.8%

Amortization of intangible assets	15,279	1.0%	5,854	0.6%	33,494	1.0%	11,882	0.6%

Impairment charges	-	0.0%	9,113	0.9%	-	0.0%	9,113	0.5%

Interest income (expense), net	(2,309)	(0.1%)	(63)	(0.0%)	(4,716)	(0.1%)	(99)	(0.0%)

Other income (expense), net	1,220	0.1%	(538)	(0.1%)	3,200	0.1%	(545)	(0.0%)

Income from continuing operations before income taxes	98,365	6.2%	65,888	6.8%	214,165	6.5%	143,579	7.2%

Income taxes	33,583	2.1%	20,641	2.1%	70,638	2.1%	47,596	2.4%

Net income from continuing operations	64,782	4.1%	45,247	4.6%	143,527	4.4%	95,983	4.8%

Loss from discontinued operations, net of income taxes	-	0.0%	(579)	(0.1%)	-	0.0%	(818)	(0.0%)

Net income	$ 64,782	4.1%	$ 44,668	4.6%	$ 143,527	4.4%	$ 95,165	4.7%

Earnings per common share from continuing operations
Basic	$ 1.23		$ 0.86		$ 2.73		$ 1.83
Diluted	$ 1.23		$ 0.86		$ 2.72		$ 1.83

Earnings per common share
Basic	$ 1.23		$ 0.85		$ 2.73		$ 1.81
Diluted	$ 1.23		$ 0.85		$ 2.72		$ 1.81

Weighted avg. common shares outstanding-basic	52,582,134		52,474,801		52,543,050		52,442,373
Weighted avg. common shares outstanding-diluted	52,740,959		52,561,122		52,723,450		52,553,341

	SUMMARY BALANCE SHEETS - JANUARY 31, ($000) (Unaudited)

	2017	2016			2017	2016
Cash and equivalents	$ 134,655	$ 185,371	Current liabilities		$ 680,732	$ 397,203
Accounts receivable, trade and other	489,851	332,041	Long-term debt		325,000	-
Inventories	477,598	274,545	Other long-term liabilities		51,129	57,766
Deferred income taxes and other, net	13,505	76,148	Stockholders' equity		1,375,564	1,131,394
Total current assets	1,115,609	868,105
Property, plant & equipment, net	375,354	246,577
Goodwill	377,693	303,509
Amortizable intangible assets, net	473,897	157,136
Deferred income taxes and other, net	89,872	11,036
Total	$2,432,425	$1,586,363			$2,432,425	$1,586,363

(1) Percentages may not add due to rounding differences

CONTACT: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, jtryka@thorindustries.com